CROWN EQUITY HOLDINGS, INC. 5440 West Sahara Avenue Suite 205 – Las Vegas, Nevada 89146 Office: 702 448-1543 Fax: 702 479-7151 Toll Free: 877 854 6797

July 12, 2010

Dear Shareholders,

I see Crown Equity Holdings, Inc. continuing to consult, assist and provide organizations and small business owners with the knowledge required in taking their company public, as well as being one of a handful of companies that will transcend the artificial limitation of today’s information and advertisement media distribution marketplace.

 In fact, as I look at Crown Equity Holdings, Inc. today, I believe our company is prepared to manage this transition.

•	Our financial statements are stronger than it has ever been before.

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We have high-caliber people working throughout our corporation who believe in our vision and strategies. (This year, our Company has nearly doubled its workforce from 17 to present number of 32. This is after the Company experienced a workforce increase of 225% in 2009.)

•	Our brand is becoming globally recognized. (It is our goal to have all of CRWE's clients' press releases, articles and news content published in every major financial country's native language.)

•	We have an excellent and growing core business.

•	We have a strong set of new initiatives, as well as having powerful underlying technologies.

Our company has recently added Brilliant Innovator, a Pakistan business led by Zeeshan Shabbir with four (4) Middle Eastern correspondents to our CRWENewswire.com team.  We are positioned to offer our readers a global perspective on top stories and world affairs from the Middle East, Far East and Europe to our line newswire, as well as having their assistance with developing our Arabic language websites.

Overall, I am confident that the future looks bright for you, our shareholders and everyone with a stake in the success of Crown Equity Holdings, Inc. As you may be aware of, we are in the process of implementing a forward stock split of our common stock on a one-for-ten basis. An effective date for the split has not been determined but is expected to occur in late July.

This split should benefit our shareholders by increasing the liquidity available to investors giving us the potential to attract more buyers of an institutional nature. Considering the large increase in income we experienced this past year, we are confident our future projected revenue stream will support this financial strategy.

We at Crown Equity Holdings, Inc. are excited about the opportunities ahead, and look forward to sharing our successes with you in the coming months. In fact, if you would send your e-mail address to me at (shareholder@crownequityholding.com) with a subject title of “Shareholder”, I will keep you inform of our progress.

After all, our primary goal, as always, is building the Company's operations so that we may continue to create value for our shareholders. We thank you for your continued support!

Kenneth Bosket, President/CEO